UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 23, 2023

Next Meats Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-56167	85-4008709
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3F 1-16-13 Ebisu Minami Shibuya-ku, Tokyo Japan	150-0022
(address of principal executive offices)	(zip code)

81-90-6002-4978
(registrant’s telephone number, including area code)

N/A
(former name or former mailing address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [   ]

Note: “We”, “Us”, “The Issuer”, and or “The Company” refer to Next Meats Holdings, Inc., a Nevada Company.

Item 3.02 Unregistered Sales of Equity Securities.

On or about September 7, 2023, the Company entered into an agreement for the purchase of 40,168,092 shares of the Company’s restricted Common Stock from Ryo Shirai, a Japanese Citizen and our former Chief Executive Officer, at a price of $0.001 per share of Common Stock. The transaction was completed, and recorded, by the Company’s transfer agent on October 23, 2023, at which time the 40,168,092 resumed the status of Treasury Shares. The total subscription amount paid by the Company was approximately $40,168. At this time, Ryo Shirai is not a related party to the Company.

The aforementioned sale of shares was conducted pursuant to Regulation S of the Securities Act of 1933, as amended ("Regulation S"). The sale of shares was made only to non-U.S. persons/entities (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Following the sale of restricted common shares to the Company, we now have 462,705,290 shares of Common Stock issued and outstanding as of the date of this report.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Next Meats Holdings, Inc.

Dated: October 31, 2023

By: /s/ Koichi Ishizuka

Koichi Ishizuka,

Chief Executive Officer